UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date of earliest event reported) February 4, 2010

AutoNation, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Address Of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2010 Incentive Plan and AOP Plan Targets

On February 4, 2010, the Executive Compensation Subcommittee (the “Subcommittee”) of the Compensation Committee of the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) (i) selected the 2010 participants under the AutoNation, Inc. Senior Executive Incentive Bonus Plan (the “Incentive Plan”) and the AutoNation Operating Performance Plan (the “AOP Plan”), (ii) established specific objective annual performance goals for 2010 under the Incentive Plan and the AOP Plan, and (iii) set target awards for the 2010 participants under the Incentive Plan and the AOP Plan.

The Subcommittee selected the following senior executive officers to participate in the Incentive Plan for 2010, each of whom will be identified as a named executive officer in the Company’s 2010 annual meeting proxy statement: Mike Jackson, Chairman and Chief Executive Officer; Michael E. Maroone, President and Chief Operating Officer; Michael J. Short, Executive Vice President and Chief Financial Officer; and Jonathan P. Ferrando, Executive Vice President, General Counsel & Secretary (collectively, the “Senior Executive Officers”).

The 2010 performance goals established by the Subcommittee under the Incentive Plan are based upon the achievement of specified levels of adjusted operating income per share (minus a net charge for capital deployed for acquisitions or share repurchases) and adjusted operating income as a percentage of gross profit for the Company during 2010. The target awards under the Incentive Plan are expressed as a percentage of base salary for each Senior Executive Officer that ranges from 75% to 133 1/3%.

The 2010 performance goals established under the Incentive Plan also constitute the performance goals that the Subcommittee established under the AOP Plan for other bonus-eligible, corporate-level employees, including Kevin P. Westfall, Senior Vice President, Sales, who will also be identified as a named executive officer in the Company’s 2010 annual meeting proxy statement. The target awards under the AOP Plan are also expressed as a percentage of base salary, and Mr. Westfall’s target award for 2010 is 45% of his base salary. The Senior Executive Officers do not participate in the AOP Plan.

Bonus awards under both the Incentive Plan and the AOP Plan will be payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee has absolute “negative discretion” to eliminate or reduce the amount of any award under the Incentive Plan or the AOP Plan.

2010 Annual Stock Option and Restricted Stock Awards

On February 4, 2010, the Subcommittee also approved annual stock option and restricted stock awards to all of our equity grant-eligible employees under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”). The annual awards included stock option awards to our Senior Executive Officers and Kevin P. Westfall, specifically, Mike Jackson – 255,024 options, Michael E. Maroone – 204,104 options, Michael J. Short – 153,364 options, Jonathan P. Ferrando – 153,364 options, and Kevin P. Westfall – 15,332 options. Additionally, the annual awards included a restricted stock award to Mr. Westfall, who will receive 5,112 shares of restricted stock. The Senior Executive Officers did not receive restricted stock awards.

One-fourth (1/4) of each stock option award approved by the Subcommittee will be granted on the first trading day of each of March, June, September and December 2010, with an exercise price equal to the closing price of our common stock on each such grant date, subject to continuous employment through each such grant date. Each of the four option grants comprising an annual award will vest annually in equal installments over four years commencing on June 1, 2011 and will expire on March 1, 2020 (subject to earlier termination in accordance with the terms of the 2008 Plan and applicable award agreements). The restricted stock awards approved by the Subcommittee will be granted on the first trading day of March 2010 and will vest annually in equal installments over four years commencing on June 1, 2011.

Copies of each of our form of stock option agreement and form of restricted stock agreement to be entered into in connection with the grants described above are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	Form of Stock Option Agreement under the 2008 Employee Equity and Incentive Plan (for grants in 2009 and thereafter) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on April 24, 2009).

10.2	Form of Restricted Stock Agreement under the 2008 Employee Equity and Incentive Plan (for grants in 2009 and thereafter) (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on April 24, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President, General Counsel and Secretary

Dated: February 9, 2010